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                                                                    EXHIBIT 23


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     As independent public accountants, we hereby consent to the incorporation of our report dated September 9, 1996, on the financial statements of Business Enterprise Systems & Technology, Inc., as of December 31, 1995, and 1994, and for each of the three years in the period ended December 31, 1995, and our report dated September 9, 1996, on the financial statements of Prodata, Inc., as of March 31, 1995, and for the years ended March 31, 1994, and 1995, and the four-month period ended July 31, 1995, included in this Current Report of Form 8-K in Personnel Group of America, Inc.'s previously filed Registration Statement No. 333-1954.


                                             /s/  ARTHUR ANDERSEN LLP

Seattle, Washington,
  October 11, 1996.